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Exhibit 5.3

[Letterhead of Freshfields Bruckhaus Deringer]
Valentia Holdings Limited

28 October 2003

Dear Sirs

Registration Statement on Form F-4 in respect of each of Valentia
Telecommunications, eircom Funding, eircom Limited and Valentia Holdings Limited

Introduction

1.     You asked us to provide you with an opinion in connection with the preparation and filing with the Securities and Exchange Commission under the US Securities Act of 1933, as amended, of a Registration Statement on Form F-4 (the Registration Statement), which includes a form of prospectus relating to the proposed exchange by:

(a)
Valentia Telecommunications of all outstanding 7.25% senior notes due 2013 for 7.25% senior notes due 2013 registered under that Act; and

(b)
eircom Funding of all outstanding 8.25% euro senior subordinated notes due 2013 (the Outstanding Euro Subordinated Notes) for 8.25% euro senior subordinated notes due 2013 (the Exchange Euro Subordinated Notes) registered under that Act and all outstanding 8.25% dollar senior subordinated notes due 2013 (the Outstanding Dollar Subordinated Notes) for 8.25% dollar senior subordinated notes due 2013 (the Exchange Dollar Subordinated Notes) registered under that Act.

2.     In connection with this opinion, we have examined each of the documents listed in the Schedule to this opinion and relied upon the statements as to factual matters contained in or made pursuant to each of those documents. Capitalised terms which are defined in the Schedule to this opinion have the same meaning throughout this opinion.

3.     This opinion is confined to matters of English law on the date of this opinion. Accordingly, we express no opinion in this opinion with regard to any system of law other than the laws of England as currently applied by the English courts. In particular, we express no opinion on European Community law as it affects any jurisdiction other than England. This opinion is to be governed by and construed in accordance with English law on the date of this opinion. To the extent that the laws of any jurisdiction other than England may be relevant, including the laws of the Republic of Ireland, the State of New York, USA and the federal laws of the USA, we have made no independent investigation of those laws and our opinion is subject to their effect, including the matters contained in the opinions dated today of Debevoise & Plimpton and A&L Goodbody respectively. We express no views on the validity of the matters set out in those opinions.

Assumptions

4.     In considering the documents referred to in this opinion and in rendering this opinion we have with your consent and without any further enquiry assumed:

(a)
the genuineness of all signatures on, and the authenticity and completeness of, all documents submitted to us whether as originals or copies;

(b)
the conformity to originals of all documents supplied to us as photocopies or facsimile copies;

(c)
that, where a document has been examined by us in draft or specimen form, it will be or has been executed in the form of that draft or specimen;

(d)
that the confirmations provided in each of paragraphs 1,2 and 3 of the certificate dated 7 August 2003 addressed to us by one of your directors remain complete and accurate;

(e)
the Meeting was duly convened and held and each resolution which your board of directors purported to pass at the Meeting was duly passed and has not been revoked or superseded, and each other meeting of your board of directors and each meeting of your shareholders has been duly convened and held and each resolution purported to be passed at any such meeting has been duly passed and not revoked or superseded;

(f)
that each of the Registration Rights Agreement and the Senior Subordinated Indenture (together, the VHL Documents) has been duly authorised, executed and delivered by each of the parties to it in accordance with all applicable laws (other than, in the case of the authorisation, execution and delivery of each of the VHL Documents by you, the laws of England), and that none of the VHL Documents is subject to any escrow or other similar arrangement;

(g)
that each of the VHL Documents constitutes legal, valid and binding obligations of each of the parties to it enforceable in accordance with its terms under all applicable laws, including the laws of the State of New York, USA, and that satisfactory evidence of the laws of the State of New York which is required to be pleaded and proved as a fact in any proceedings before the English courts, could be so pleaded and proved;

(h)
that each of the VHL Documents has been entered into for bona fide commercial reasons and on arm's length terms by each of the parties to it;

(i)
that the directors and members of each of the parties to each of the VHL Documents in authorising execution of it have exercised their powers in accordance with their duties under all applicable laws and the constitutional documents of the relevant party;

(j)
that entering into or performing each of the VHL Documents neither constitutes, nor is part of, a regulated activity carried on by any person in contravention of section 19 of the Financial Services and Markets Act 2000, as amended;

(k)
that neither of the VHL Documents has been entered into in consequence of any communication in relation to which there has been a contravention of section 21 of the Financial Services and Markets Act 2000, as amended;

(l)
that the information revealed by the search dated today and carried out by ICC Information Limited on our behalf of your public documents kept at Companies House in Cardiff (the Company Search) was accurate in all respects and has not since the time of such search been altered;

(m)
that the information revealed by our oral enquiry made today of the Central Registry of Winding up Petitions (the Winding up Enquiry) was accurate in all respects and has not since the time of such enquiry been altered; and

(n)
that neither of the VHL Documents has been amended, varied or waived since the date on which it was entered into in any manner which would affect any of the opinions given below and that all conditions specified in it as to the effectiveness of any of its provisions have been satisfied.

Opinion

5.     On the basis of, and subject to, the foregoing and the matters set out in paragraphs 6 and 7 below and any matters not disclosed to us, and having regard to such considerations of English law in force as at the date of this opinion as we consider relevant, we are of the opinion that:

(a)
You have been duly incorporated in Great Britain and registered in England and Wales as a private limited company and:

(i)
the Company Search revealed no order or resolution for your winding up and no notice of appointment in respect of you of a liquidator, receiver, administrative receiver or administrator; and

(ii)
the Winding up Enquiry indicated that no petition for your winding up has been presented;

(b)
you had the requisite corporate capacity to enter into and deliver each of the VHL Documents and you have the requisite corporate capacity to perform your obligations under each of the VHL Documents;

(c)
the execution and delivery by you of each of the VHL Documents has been duly authorised by all necessary corporate action on your part and you have duly executed and delivered each of the VHL Documents;

(d)
the execution and delivery by you of, and the performance by you of your obligations under, each of the VHL Documents does not breach the provisions of your Memorandum and Articles of Association or any statute, order, rule or regulation having the force of law in England;

(e)
no consents, licences, approvals or authorisations of any court or governmental authority in the United Kingdom are required by law in connection with the execution and delivery of either of the VHL Documents on your behalf or in respect of the performance by you of your obligations under either of the VHL Documents;

(f)
the choice of New York law to govern each of the VHL Documents will be recognised and upheld by the English courts, subject to the qualification contained in paragraph 6(c) of this opinion; and

(g)
a final judgment of any federal or state court in the Borough of Manhattan in the City of New York, County and State of New York, United States of America in relation to your obligations under either of the VHL Documents will not be automatically enforceable in England but the English courts will be prepared to recognise and enforce such a judgment without substantive re-examination upon an application to the English courts subject to and in accordance with the qualifications made in paragraph 6(d) below.

Qualifications

6.     Our opinion is subject to the following qualifications:

(a)
the Company Search is not capable of revealing conclusively whether or not:

(i)
a winding up order has been made or a resolution passed for the winding up of a company; or

(ii)
an administration order has been made; or

(iii)
a receiver, administrative receiver, administrator or liquidator has been appointed,

  since notice of these matters may not be filed with the Registrar of Companies immediately and, when filed, may not be entered on the public database or recorded on the public microfiches of the relevant company immediately.

  In addition, the Company Search is not capable of revealing, prior to the making of the relevant order, whether or not a winding up petition or a petition for an administration order has been presented;

(b)
the Winding up Enquiry relates only to a compulsory winding up and is not capable of revealing conclusively whether or not a winding up petition in respect of a compulsory winding up has been presented, since details of the petition may not have been entered on the records of the Central Registry of Winding up Petitions immediately or, in the case of a petition presented to a County Court, may not have been notified to the Central Registry and entered on such records at all, and the response to an enquiry only relates to the period of approximately four years prior to the date when the enquiry was made;

(c)
the choice of New York law to govern the VHL Documents would not be recognised or upheld by the English courts where to do so would be inconsistent with the EEC Convention on the Law Applicable to Contractual Obligations as applied by virtue of the Contracts (Applicable Law) Act 1990. This would be the case if there were reasons for avoiding the choice of law on the grounds that its application would be manifestly incompatible with public policy;

(d)
a final and conclusive judgment for a debt or sum of money will be recognised and enforced in England provided that you have properly submitted to the jurisdiction of a federal or state court in the Borough of Manhattan in the City of New York, County and State of New York, United States of America (which had jurisdiction under its own laws) and none of the following circumstances apply:

(i)
the judgment was procured by fraud;

(ii)
the judgment was given contrary to the rules of natural or substantial justice, for example where a defendant is deprived of notice of, or an adequate opportunity to take part in, the proceedings;

(iii)
recognition of the judgment would be contrary to English public policy;

(iv)
the judgment conflicts with an English judgment or a foreign judgment given earlier in time;

(v)
enforcement of the judgment would involve the enforcement of a foreign penal or revenue or other public law;

(vi)
enforcement of the judgment would contravene the Protection of Trading Interests Act 1980, section 5 of which precludes, amongst other things, the enforcement in the UK of any judgment given by a court of an overseas country which is a judgment for multiple damages which exceed the compensatory element of the judgment award; or

(vii)
recognition or enforcement of the judgment would be contrary to the terms of the Administration of Justice Act 1920, the Foreign Judgments (Reciprocal Enforcement) Act 1933, or the 1968 Brussels or the 1988 Lugano Convention on Jurisdiction and the Enforcement of Judgments in Civil and Commercial Matters;

(e)
an English court may refuse to give effect to any provision in an agreement (i) for the payment of expenses in respect of the costs of enforcement (actual or contemplated) or of unsuccessful litigation brought before an English court or where the court has itself made an order for costs or (ii) which would involve the enforcement of foreign revenue or penal laws;

(f)
the opinions set forth in this opinion are not to be taken to imply that any obligation would necessarily be capable of enforcement in all circumstances in accordance with its terms. In particular:

(i)
an English court will not necessarily grant any remedy the availability of which is subject to equitable considerations or which is otherwise in the discretion of the court. In particular, orders for specific performance and injunctions are, in general, discretionary remedies under English law and specific performance is not available where damages are considered by the court to be an adequate alternative remedy;

(ii)
claims may become barred under the Limitation Act 1980 or the Foreign Limitation Periods Act 1984 or may be or become subject to the defence of set-off or to counterclaim; and

(iii)
where obligations are to be performed in a jurisdiction outside England, they may not be enforceable in England to the extent that performance would be illegal under the laws, or contrary to the exchange control regulations, of the other jurisdiction; and

(g)
this opinion is subject to all applicable laws relating to insolvency, bankruptcy, administration, reorganisation, liquidation or analogous circumstances.

Observations

7.     We should also like to make the following observations:

(a)
it should be understood that we have not been responsible for investigating or verifying the accuracy of the facts, including statements of foreign law, or the reasonableness of any statement of opinion or intention, contained in or relevant to any of the documents referred to herein or that no material facts have been omitted therefrom; and

(b)
we have not considered the particular circumstances of any of the parties to either of the VHL Documents other than you nor the effect of any such particular circumstances on the documents referred to in this opinion or the effect of the transaction contemplated by any document referred to in this opinion on any such particular circumstances.

Benefit of opinion and consent

8.     This opinion is addressed to you solely for your own benefit in relation to the Purchase Agreement and, except with our prior written consent, is not to be transmitted or disclosed to or used or relied upon by any other person or used or relied upon by you for any other purpose, save that Debevoise & Plimpton may rely on this opinion for the purposes of giving its opinion dated today to each of you, Valentia Telecommunications, eircom Funding and eircom Limited in respect of the Registration Statement.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the inclusion in the Registration Statement of references to us in the sections of the Registration Statement headed respectively "You may be unable to recover in civil proceedings for U.S. securities laws violations", "Service of Process and Enforcement of Civil Liabilities" and "Legal Matters".

Yours faithfully

/s/ Freshfields Bruckhaus Deringer

SCHEDULE

(a)
The Registration Rights Agreement dated 7 August 2003 and made between you, Valentia Telecommunications, eircom Funding, eircom Limited and Deutsche Bank A.G., London branch which provides for, amongst other things, the exchange of the Outstanding Euro Subordinated Notes and the Outstanding Dollar Subordinated Notes for respectively the Exchange Euro Subordinated Notes and the Exchange Dollar Subordinated Notes (the Registration Rights Agreement);

(b)
the Senior Subordinated Indenture dated 7 August 2003 made between, amongst others, Valentia Telecommunications, eircom Funding, eircom Limited, you and The Bank of New York, as trustee under which, amongst other things, you guarantee the payment obligations of eircom Funding under the Exchange Euro Subordinated Notes and the Exchange Dollar Subordinated Notes (the Senior Subordinated Indenture); and

(c)
minutes of a meeting of your board of directors held on 29 July 2003 at 2.30pm at which, amongst other things, the form of each of the Registration Rights Agreement and the Senior Subordinated Indenture was approved and the execution and delivery of each of those documents on your behalf was approved (the Meeting).

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